Exhibit 3.3(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Compression Polymers Holding II Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent of its directors filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Certificate of Incorporation of Compression Polymers Holding II Corporation be amended by changing the Article First thereof so that, as amended, said Article shall be and read as follows:

“ARTICLE FIRST: The name of this Corporation is CPG International Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the majority of the stockholders has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have signed this instrument this 12th day of June, 2006.

/s/ JOHN LOYACK
John Loyack, President

ATTEST:	/s/ CHRISTINE J. SMITH
Christine J. Smith, Secretary